Exhibit 99.77(o)

ITEM 77O - Transactions effected pursuant to Rule 10f-3

Fund Name	Security Name	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate
VY® Pioneer High Yield Portfolio	HSBC 6% 12/31/2049	5/15/17	HSBC Securities (USA) Inc.	Unicredit Capital Markets